Exhibit 23.1




                   CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 26, 1996, except as to Note 2 which is as of June 4, 1996, relating to the financial statements of FactSet Research Systems Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Consolidated Financial Information."


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

New York, New York
June 4, 1996